Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES FIRST QUARTER FISCAL 2018 RESULTS

HILLIARD, Ohio – (August 3, 2017) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading global manufacturer of water management products and solutions for commercial, residential, infrastructure and agricultural applications, today announced financial results for the fiscal first quarter ended June 30, 2017.

First Quarter Fiscal 2018 Highlights

•	Net sales of $358.4 million compared to $357.6 million in prior year
•	Net income of $18.5 million compared to $19.4 million in prior year
•	Adjusted EBITDA (Non-GAAP) of $60.3 million compared to $71.8 million in prior year
•	Cash flow from operating activities of $(16.5) million compared to $(0.1) million in prior year
•	Free cash flow (Non-GAAP) of $(34.5) million compared to $(12.7) million in prior year

Joe Chlapaty, Chairman and Chief Executive Officer of ADS commented, “From a top-line perspective, we saw 4% growth in our core domestic construction markets against a strong comparison to the first quarter of fiscal 2017. Margin pressure in the quarter was driven by material cost and pricing headwinds, which we anticipate will be partially offset in the second half of the year.”

Chlapaty continued, “We exit the first quarter positioned for growth in fiscal 2018. Our performance in our core construction markets is expected to continue to drive growth throughout the remainder of the fiscal year, driven by solid demand, continued success with our conversion strategies as well as growth of our HP product family and key Allied products. We are equally committed to improving our margin profile through performance improvement initiatives focused on operational and customer excellence as well as near-term steps to reduce our cost structure to better align with the current market conditions, both of which we believe will help to improve our margins over the near and long term. We will continue to capitalize on our leading market position to deliver above-market growth and operating leverage over time.”

Fiscal First Quarter 2018 Results compared to Fiscal First Quarter 2017 Results

Net sales increased 0.2% to $358.4 million, as compared to $357.6 million in the prior year. Domestic net sales increased 2.2% to $319.5 million as compared to $312.8 million in the prior year, driven by construction market demand, offset by decline in the agricultural market. International net sales decreased 13.3% to $38.9 million as compared to $44.8 million in the prior year.

Gross profit decreased 10.2% to $86.7 million, as compared to $96.6 million the prior year. As a percentage of net sales, gross profit decreased 280 basis points to 24.2% compared to 27.0% in the prior year, primarily due to increases in material cost and pricing headwinds in the domestic and Canadian agricultural markets and Mexico.

General and administrative expenses decreased 22.7% to $26.7 million, as compared to $34.5 million in the prior year. The decrease in general and administrative expenses is primarily due to decreases of $7.0 million in stock-based compensation and $7.7 million in restatement related costs compared to the prior year. These decreases were partially offset by an increase of $5.1 million in professional fees and an increase of $1.4 million in salaries and benefits compared to the prior year.

Adjusted EBITDA (Non-GAAP) decreased 16.0% to $60.3 million, as compared to $71.8 million in the prior year. As a percentage of net sales, Adjusted EBITDA decreased to 16.8% as compared to 20.1% in the prior year. The decrease in Adjusted EBITDA was largely attributed to the factors mentioned above.

Adjusted Earnings Per Fully Converted Share (Non-GAAP) was $0.27 based on weighted average fully converted shares of 74.1 million, as compared to $0.29 for the prior year on weighted average fully converted shares of 73.2 million.

The Company recorded net cash used in operating activities of $16.5 million, as compared to $0.1 million in the prior year. Net debt (total debt and capital lease obligations net of cash) was $479.8 million as of June 30, 2017, an increase of $57.4 million from March 31, 2017.

During the first quarter of fiscal 2018, the Company repurchased 400,000 shares of its common stock for a total cost of $7.9 million. As of June 30, 2017, the Company had approximately $42.1 million available under its existing share repurchase authorization.

A reconciliation of GAAP to Non-GAAP financial measures for Adjusted EBITDA, Free Cash Flow, Adjusted Earnings Per Diluted Share and Adjusted Loss Per Fully Converted has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Fiscal Year 2018 Outlook

Based on current visibility, backlog of existing orders and business trends, the Company maintained its financial targets for fiscal 2018. Net sales for fiscal year 2018 are expected to be in the range of $1.275 billion to $1.325 billion, while the outlook for Adjusted EBITDA (Non-GAAP) is expected to be in the range of $200 and $220 million for fiscal year 2018. Capital expenditures are expected to be approximately $55 to $60 million.

Webcast Information

The Company will host an investor conference call and webcast on Thursday, August 3, 2017 at 10:00 a.m. Eastern Time. The live call can be accessed by dialing 1-866-450-8367 (US toll-free) or 1-412-317-5465 (international) and asking to be connected to the Advanced Drainage Systems, Inc. call. The live webcast will also be accessible via the "Events Calendar” section of the Company’s Investor Relations website, www.investors.ads-pipe.com. An archived version of the webcast will be available for 90 days following the call.

About the Company

Advanced Drainage Systems is the leading manufacturer of high performance thermoplastic corrugated pipe, providing a comprehensive suite of water management products and superior drainage solutions for use in the construction and infrastructure marketplace. Its innovative products are used across a broad range of end markets and applications, including non-residential, residential, agriculture and infrastructure applications. The Company has established a leading position in many of these end markets by leveraging its national sales and distribution platform, its overall product breadth and scale and its manufacturing excellence. Founded in 1966, the Company operates a global network of approximately 60 manufacturing plants and over 30 distribution centers. To learn more about the ADS, please visit the Company’s website at www.ads-pipe.com.

Forward Looking Statements

Certain statements in this press release may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials and our ability to pass any increased costs of raw materials on to our customers in a timely manner; volatility in general business and economic conditions in the markets in which we operate, including, without limitation, factors relating to availability of credit, interest rates, fluctuations in capital and business and consumer confidence; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets, including competition from both manufacturers of high performance thermoplastic corrugated pipe and manufacturers of products using alternative materials; our ability to continue to convert current demand for concrete, steel and PVC pipe products into demand for our high performance thermoplastic corrugated pipe and Allied Products; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets; our ability to achieve the acquisition component of our growth strategy; the risk associated with manufacturing processes; our ability to manage our assets; the risks associated with our product warranties; our ability to manage our supply purchasing and customer credit policies; the risks associated with our self-insured programs; our ability to control labor costs and to attract, train and retain highly-qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; our ability to project product mix; the risks associated with our current levels of indebtedness; our ability to meet future capital requirements and fund our liquidity needs; the risk that additional information may arise that would require the Company to make additional adjustments or revisions or to restate the financial statements and other financial data for certain prior periods and any future periods, any delay in the filing of any filings with the Securities and Exchange Commission (“SEC”); the review of potential weaknesses or deficiencies in the Company’s disclosure controls and procedures, and discovering further weaknesses of which we are not currently aware or which have not been detected and the other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Financial Statements

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended
	June 30,
(Amounts in thousands, except per share data)	2017	2016
Net sales	$358,359	$357,576
Cost of goods sold	271,620	260,970
Gross profit	86,739	96,606
Operating expenses:
Selling	23,099	24,230
General and administrative	26,676	34,529
Loss on disposal of assets and costs from exit and disposal activities	3,423	202
Intangible amortization	2,044	2,187
Income from operations	31,497	35,458
Other expense:
Interest expense	4,479	4,784
Derivative gains and other income, net	(954)	(3,037)
Income before income taxes	27,972	33,711
Income tax expense	9,746	14,194
Equity in net (income) loss of unconsolidated affiliates	(248)	96
Net income	18,474	19,421
Less: net income attributable to noncontrolling interest	732	1,148
Net income attributable to ADS	17,742	18,273
Accretion of redeemable noncontrolling interest	-	(362)
Dividends to redeemable convertible preferred stockholders	(489)	(425)
Dividends paid to unvested restricted stockholders	(19)	(30)
Net income available to common stockholders and participating securities	17,234	17,456
Undistributed income allocated to participating securities	(1,429)	(1,524)
Net income available to common stockholders	$15,805	$15,932

Weighted average common shares outstanding:
Basic	55,303	54,071
Diluted	56,010	54,928
Net income per share:
Basic	$0.29	$0.29
Diluted	$0.28	$0.29
Cash dividends declared per share	$0.07	$0.06

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

	As of
(Amounts in thousands)	June 30, 2017	March 31, 2017
ASSETS
Current assets:
Cash	$8,717	$6,450
Receivables	215,432	168,943
Inventories	262,188	258,430
Other current assets	9,512	6,743
Total current assets	495,849	440,566
Property, plant and equipment, net	417,635	406,858
Other assets:
Goodwill	100,860	100,566
Intangible assets, net	50,125	51,758
Other assets	48,860	46,537
Total assets	$1,113,329	$1,046,285
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$27,301	$37,789
Current maturities of capital lease obligations	21,946	21,450
Accounts payable	107,131	121,922
Current portion of liability-classified stock-based awards	-	11,926
Other accrued liabilities	59,523	54,460
Accrued income taxes	12,910	8,207
Total current liabilities	228,811	255,754
Long-term debt obligations	377,712	310,849
Long-term capital lease obligations	61,521	58,710
Deferred tax liabilities	43,753	44,007
Other liabilities	23,484	26,530
Total liabilities	735,281	695,850
Mezzanine equity:
Redeemable convertible preferred stock	298,357	302,814
Deferred compensation — unearned ESOP shares	(196,204)	(198,216)
Redeemable noncontrolling interest in subsidiaries	8,431	8,227
Total mezzanine equity	110,584	112,825
Stockholders’ equity:
Common stock	12,393	12,393
Paid-in capital	774,874	755,787
Common stock in treasury, at cost	(443,561)	(436,984)
Accumulated other comprehensive loss	(22,239)	(24,815)
Retained deficit	(70,289)	(83,678)
Total ADS stockholders’ equity	251,178	222,703
Noncontrolling interest in subsidiaries	16,286	14,907
Total stockholders’ equity	267,464	237,610
Total liabilities, mezzanine equity and stockholders’ equity	$1,113,329	$1,046,285

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Three Months Ended June 30,
(Amounts in thousands)	2017	2016
Cash Flow from Operating Activities
Net income	$18,474	$19,421
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	18,221	18,026
Deferred income taxes	(281)	(745)
Loss on disposal of assets and costs from exit and disposal activities	3,423	237
ESOP and stock-based compensation	4,304	11,757
Amortization of deferred financing charges	353	341
Fair market value adjustments to derivatives	191	(4,907)
Equity in net (income) loss of unconsolidated affiliates	(248)	96
Other operating activities	(1,656)	293
Changes in working capital:
Receivables	(47,469)	(24,858)
Inventories	(2,445)	(9,276)
Prepaid expenses and other current assets	(2,547)	(4,317)
Accounts payable, accrued expenses, and other liabilities	(6,857)	(6,200)
Net cash used in operating activities	(16,537)	(132)
Cash Flows from Investing Activities
Capital expenditures	(17,949)	(12,595)
Other investing activities	(254)	(200)
Net cash used in investing activities	(18,203)	(12,795)
Cash Flows from Financing Activities
Proceeds from Revolving Credit Facility	212,950	114,000
Payments on Revolving Credit Facility	(155,750)	(88,700)
Payments on Term Loan	(72,500)	(2,500)
Proceeds from Senior Notes	75,000	-
Debt issuance costs	(2,268)	-
Payments of notes, mortgages and other debt	(1,225)	(215)
Payments on capital lease obligations	(6,066)	(5,358)
Cash dividends paid	(4,353)	(3,665)
Proceeds from exercise of stock options	6	2,648
Repurchase of common stock	(7,947)	-
Other financing activities	(652)	(8)
Net cash provided by financing activities	37,195	16,202
Effect of exchange rate changes on cash	(188)	(662)
Net change in cash	2,267	2,613
Cash at beginning of period	6,450	6,555
Cash at end of period	$8,717	$9,168

Selected Financial Data

The following tables set forth net sales by reportable segment for the three months ended June 30, 2017 and 2016, respectively.

	Three Months Ended
(Amounts in thousands	June 30,		%
except percentages)	2017	2016	Variance
Domestic
Pipe	$226,191	$223,310	1.3%
Allied Products	93,306	89,453	4.3%
Total domestic net sales	$319,497	$312,763	2.2%
International
Pipe	$29,769	$34,372	(13.4%)
Allied Products	9,093	10,441	(12.9%)
Total international net sales	$38,862	$44,813	(13.3%)
Consolidated
Pipe	$255,960	$257,682	(0.7%)
Allied Products	102,399	99,894	2.5%
Total net sales	$358,359	$357,576	0.2%

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

Reconciliation of Non-GAAP Financial Measures

This press release includes references to Adjusted EBITDA, Free Cash Flow and Adjusted Earnings Per Fully Converted Share, all non-GAAP financial measures.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA, Free Cash Flow, and Adjusted Earnings per Fully Converted Share may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.

Adjusted EBITDA is a non-GAAP financial measure that comprises net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided below reconciliations of Adjusted EBITDA to net income.

Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.  Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided below a reconciliation of cash flow from operating activities to Free Cash Flow.

Adjusted Earnings Per Fully Converted Share is a non-GAAP measure that is calculated by adjusting our Net income per share – Basic, the most comparable GAAP measure. To effect this adjustment with respect to Net income available to common stockholders, we have (1) removed the accretion of Redeemable noncontrolling interest in subsidiaries, (2) added back the dividends to Redeemable convertible preferred stockholders and dividends paid to unvested restricted stockholders, (3) made corresponding adjustments to the amount allocated to participating securities under the two class earnings per share computation method, and (4) added back ESOP deferred compensation attributable to the shares of Redeemable convertible preferred stock allocated to employee ESOP accounts during the applicable period, which is a non-cash charge to our earnings. We have also made adjustments to the weighted average common shares outstanding – Basic to assume (1) share conversion of the Redeemable convertible preferred stock outstanding shares to common stock and (2) add shares of outstanding unvested restricted stock.  Adjusted Earnings Per Fully Converted Share (non-GAAP) is a key metric used by management and our board of directors to assess our financial performance. This information is useful to investors as the preferred shares held by the ESOP are required to be distributed to our employees over time, which is done in the form of common stock after the conversion of the preferred shares. As such, this measure is included because it provides investors with information to understand the impact on the financial statements once all preferred shares are converted and distributed.

The following tables present a reconciliation of Adjusted EBITDA to Net Income, Free Cash Flow to Cash Flow from Operating Activities, and Adjusted Earnings Per Fully Converted Share to Net income per share – Basic, the most comparable GAAP measures, for each of the periods indicated:

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended
	June 30,
(Amounts in thousands)	2017	2016
Net income	$18,474	$19,421
Depreciation and amortization	18,221	18,026
Interest expense	4,479	4,784
Income tax expense	9,746	14,194
EBITDA	50,920	56,425
Derivative fair value adjustments	191	(4,907)
Foreign currency transaction gains	(869)	(1,762)
Loss on disposal of assets and costs from exit and disposal activities	3,423	202
Unconsolidated affiliates interest, tax, depreciation and amortization	708	778
Contingent consideration remeasurement	26	24
Stock-based compensation expense	1,690	9,020
ESOP deferred stock-based compensation	2,614	2,737
Expense related to executive termination payments	15	79
Transaction costs	167	-
Restatement-related costs	1,460	9,212
Adjusted EBITDA	$60,345	$71,808

Reconciliation of Segment Adjusted EBITDA to Net Income

	Three Months Ended June 30,
	2017		2016
(Amounts in thousands)	Domestic	International	Domestic	International
Net income	$15,150	$3,324	$15,422	$3,999
Depreciation and amortization	16,263	1,958	15,678	2,348
Interest expense	4,385	94	4,673	111
Income tax expense	9,515	231	12,153	2,041
EBITDA	45,313	5,607	47,926	8,499
Derivative fair value adjustments	191	-	(4,907)	-
Foreign currency transaction gains	-	(869)	-	(1,762)
Loss (gain) on disposal of assets and costs from exit and disposal activities	3,319	104	270	(68)
Unconsolidated affiliates interest, tax, depreciation and amortization	294	414	279	499
Contingent consideration remeasurement	26	-	24	-
Stock-based compensation expense	1,690	-	9,020	-
ESOP deferred stock-based compensation	2,614	-	2,737	-
Expense related to executive termination payments	15	-	79	-
Transaction costs	167	-	-	-
Restatement-related costs	1,460	-	9,212	-
Adjusted EBITDA(a)	$55,089	$5,256	$64,640	$7,168
(a)	A portion of the reduction in International EBITDA is related to transfer pricing. The reduction is fully offset by an increase in Domestic EBITDA.

Reconciliation of Free Cash Flow to Cash flow from Operating Activities

	Three Months Ended June 30,
(Amounts in thousands)	2017	2016
Net cash used in operating activities	$(16,537)	$(132)
Capital expenditures	(17,949)	(12,595)
Free cash flow	$(34,486)	$(12,727)

Reconciliation of Adjusted Earnings Per Fully Converted Share (non-GAAP) to Net Income per Share – Basic

	Three Months Ended
	June 30,
(Amounts in thousands, except per share data)	2017	2016
Net income available to common stockholders	$15,805	$15,932
Weighted average common shares outstanding - Basic	55,303	54,071
Net income per share – Basic	$0.29	$0.29
Adjustments to net income available to common stockholders:
Accretion of redeemable non-controlling interest in subsidiaries	-	362
Dividends to redeemable convertible preferred stockholders	489	425
Dividends paid to unvested restricted stockholders	19	30
Undistributed income allocated to participating securities	1,429	1,524
Total adjustments to net income available to common stockholders	1,937	2,341
Net income attributable to ADS	17,742	18,273
Adjustments to net income attributable to ADS:
Fair value of ESOP compensation related to redeemable convertible preferred stock	2,614	2,737
Adjusted net income — (Non-GAAP)	$20,356	$21,010
Weighted Average Common Shares Outstanding — Basic	55,303	54,071
Adjustments to weighted average common shares outstanding — Basic
Unvested restricted shares	237	79
Redeemable convertible preferred shares	18,589	19,065
Weighted Average Fully Converted Common Shares (Non-GAAP)	74,129	73,215
Adjusted Earnings per Fully Converted Share (Non-GAAP)	$0.27	$0.29

For more information, please contact:

Michael Higgins

Director, Investor Relations and Business Strategy

(614) 658-0050

Mike.higgins@ads-pipe.com